Filed Pursuant to Rule 433

Registration No. 333-278184-01

Florida Power & Light Company

Pricing Term Sheet

May 26, 2026

Issuer:	Florida Power & Light Company

Designations:	First Mortgage Bonds, 5.125% Series due June 1, 2036 (“2036 Offered Bonds”)

	First Mortgage Bonds, 5.750% Series due June 1, 2056 (“2056 Offered Bonds”)

	First Mortgage Bonds, 5.900% Series due June 1, 2066 (“2066 Offered Bonds”, and together with the 2036 Offered Bonds and the 2056 Offered Bonds, the “Offered Bonds”)

Registration Format:	SEC Registered

Principal Amount:	2036 Offered Bonds:	$600,000,000
	2056 Offered Bonds:	$600,000,000
	2066 Offered Bonds:	$1,050,000,000

Date of Maturity:	2036 Offered Bonds:	June 1, 2036
	2056 Offered Bonds:	June 1, 2056
	2066 Offered Bonds:	June 1, 2066

Interest Payment Dates:	Semi-annually in arrears on June 1 and December 1, beginning December 1, 2026

Coupon Rate:	2036 Offered Bonds:	5.125%
	2056 Offered Bonds:	5.750%
	2066 Offered Bonds:	5.900%

Price to Public:	2036 Offered Bonds:	100.000% of the principal amount thereof

	2056 Offered Bonds:	99.589% of the principal amount thereof

	2066 Offered Bonds:	99.939% of the principal amount thereof

Benchmark Treasury:	2036 Offered Bonds:	4.375% due May 15, 2036
	2056 Offered Bonds:	4.750% due February 15, 2056
	2066 Offered Bonds:	4.750% due February 15, 2056

Benchmark Treasury Yield:	2036 Offered Bonds:	4.495%
	2056 Offered Bonds:	5.029%
	2066 Offered Bonds:	5.029%

Spread to Benchmark
Treasury Yield:	2036 Offered Bonds:	63.0 basis points
	2056 Offered Bonds:	75.0 basis points
	2066 Offered Bonds:	87.5 basis points

Reoffer Yield:	2036 Offered Bonds:	5.125%
	2056 Offered Bonds:	5.779%
	2066 Offered Bonds:	5.904%

Optional Redemption:	2036 Offered Bonds: Prior to March 1, 2036 (the “2036 Offered Bonds Par Call Date”) redeemable in whole or in part at any time and from time to time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Offered Bonds matured on the 2036 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2036 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2036 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2036 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

	2056 Offered Bonds: Prior to December 1, 2055 (the “2056 Offered Bonds Par Call Date”) redeemable in whole or in part at any time and from time to time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 Offered Bonds matured on the 2056 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2056 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2056 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2056 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2066 Offered Bonds: Prior to December 1, 2065 (the “2066 Offered Bonds Par Call Date”) redeemable in whole or in part at any time and from time to time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2066 Offered Bonds matured on the 2066 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2066 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2066 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2066 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Call for Tax Credit Event:	In whole but not in part at 101% of the principal amount of the Offered Bonds being redeemed plus accrued and unpaid interest (notice may be issued no later than December 31, 2026, for a redemption no less than 30 days nor more than 60 days after notice)

Trade Date:	May 26, 2026

Settlement Date:*	June 1, 2026 (T+4)

CUSIP / ISIN Number:	2036 Offered Bonds:	341081 HC4 / US341081HC41
	2056 Offered Bonds:	341081 HD2 / US341081HD24
	2066 Offered Bonds:	341081 HE0 / US341081HE07

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A+” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

KeyBanc Capital Markets Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Commerz Markets LLC

DNB Carnegie, Inc.

Fifth Third Securities, Inc.

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

PNC Capital Markets LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

Co-Managers:

Citizens JMP Securities, LLC

Desjardins Securities Inc.

Huntington Securities, Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Synovus Securities, Inc.

WR Securities, LLC

Junior Co-Managers:

AmeriVet Securities, Inc.

CastleOak Securities, L.P.

CAVU Securities LLC

*

It is expected that delivery of the Offered Bonds will be made against payment therefor on or about June 1, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Bonds prior to the first business day before delivery of the Offered Bonds should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Tax Credit Event” and “Treasury Rate” have the meanings ascribed to such terms in the Issuer’s Preliminary Prospectus Supplement, dated May 26, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at (800) 422-8692; BNP Paribas Securities Corp. toll-free at (800) 854-5674; BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864; Credit Agricole Securities (USA) Inc. toll-free at (866) 807-6030; KeyBanc Capital Markets Inc. toll-free at (866) 227-6479; SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856; and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.